Exhibit 99.1

Investors Bancorp, Inc. Accelerates Capital Management Plans With Agreement to Repurchase Shareholder’s 27.3 Million Shares
Short Hills, New Jersey - (PRNewswire) - December 18, 2019. Investors Bancorp, Inc. (NASDAQ - ISBC) (the “Company”) announced today that it has entered into an agreement to repurchase all of the shares of its common stock owned by Blue Harbour Group and its affiliated investment funds (“Blue Harbour”) for an aggregate purchase price of approximately $335.7 million. Specifically, Blue Harbour sold 27,318,628 shares of common stock to the Company in a private transaction for $12.29 per share, which represents the volume weighted average price of such shares on the date of the agreement.
In conjunction with the transaction, Peter H. Carlin, Blue Harbour’s designated representative on the Board of Directors of the Company (the “Board”), has resigned from the Board. Mr. Carlin advised the Company that he has no disagreement with the Company or the Board.
Kevin Cummings, Chairman and Chief Executive Officer of Investors Bancorp, stated: “Blue Harbour has been a great partner and lead shareholder of our Company and Peter Carlin has been an effective director. We thank both for their commitment to the best interests of the Company, and Peter for his service,” Mr. Cummings concluded.
Mr. Carlin stated: “Blue Harbour has great respect for the management team, employees and Board of Directors at Investors Bancorp. We particularly commend the Company’s leadership for its recently approved acquisition of Gold Coast Bancorp, and for raising the dividend six times and repurchasing approximately 29% of its shares during our ownership period prior to today’s share repurchase announcement. Operationally, we are proud that Investors Bancorp has strengthened its financing offerings to small and medium-sized enterprises seeking sub-$1 million loans and maintained a policy to avoid lending to businesses with significant potential for environmental impact. We wish Investors Bancorp continued success.”
Investors Bancorp, Inc. is the holding company for Investors Bank, which operates from its corporate headquarters in Short Hills, New Jersey and 147 branches located throughout New Jersey and New York.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “anticipate,” “estimates,” “intends,” “plans” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. A variety of factors could cause the Company’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to the Company’s most recent Annual Report on Form 10-K and other filings as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC’s website or the Investors Bancorp website. Forward looking statements speak only as of the date they are made, and the Company does not undertake to update them to reflect changes.

Investor Relations Contact
Investors Bancorp, Inc.
Contact:  Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com